PRESS RELEASE



CLIFTON SAVINGS BANCORP, INC. ANNOUNCES SECOND STOCK REPURCHASE PLAN Wednesday, February 1, 2006, 4:14 pm ET


Clifton Savings Bancorp, Inc. (NASDAQ: CSBK) announced today that the Company's board of directors has approved the repurchase for up to 680,000 shares, or approximately 5% of the Company's outstanding common stock held by persons other than Clifton MHC. These repurchases will be conducted solely through a Rule 10b5-1 repurchase plan with Keefe, Bruyette & Woods, Inc., based upon parameters of the Rule 10b5-1 repurchase plan. Repurchased shares will be held in treasury. This is the second repurchase plan announced since becoming a public Company in March 2004. The Company completed its first repurchase plan for 686,936 shares in October 2005 at a total cost of $7,138,000, or $10.39 per share.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

The Company is the holding company of Clifton Savings Bank, S.L.A., a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates 10 full-service banking offices in northeast New Jersey.

Contact:

Clifton Savings Bancorp, Inc.
Bart D'Ambra, 973-473-2200

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Source: Clifton Savings Bancorp, Inc.